EXHIBIT G

                         UNAUDITED FINANCIAL STATEMENTS


                       STATEMENT OF ASSETS AND LIABILITIES
                         AS OF JUNE 30, 2006 (unaudited)

Assets:
         Cash                                                 $100,200
         Deferred offering costs                              $474,763
                                                     -----------------
                  Total Assets                                $574,963
                                                     =================
Liabilities:
         Offering expenses payable                            $474,763
                  Total Liabilities                           $474,763
                                                     -----------------
                  Net Assets                                  $100,200
                                                     =================
Net Liabilities:
         Paid in capital                                      $100,200
                                                     -----------------
         Net Assets                                           $100,200
                                                     =================

         Shares outstanding (unlimited number of                10,020
          shares authorized at $0.00001 par value
          per share)
         Net asset value per share                              $10.00
                                                     =================

         Public offering price per share ($10.00                $10.10
           divided by 0.99*)
         *Reflects maximum 1% up-front sales charge
                                                     =================

                 See accompanying notes to financial statements

CITIGROUP ALTERNATIVE INVESTMENTS                            SEMI-ANNUAL REPORT
TAX ADVANTAGED SHORT TERM FUND
-------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 (unaudited)

Note 1: Organization

         Citigroup Alternative Investments Tax Advantaged Short Term Fund (the
Fund) is a separate series of the Citigroup Alternative Investments Trust (the Trust), which is a recently formed Delaware statutory trust. The Trust is registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company. The investment objective of the Fund is to seek to maximize income on a tax equivalent basis while managing risks to capital.

         As of June 30, 2006, the Fund has been inactive except for matters relating to the Fund's establishment, designation, registration, and the sale of shares of beneficial interest in the Trust relating to the Fund (the Shares) to CGI Private Equity LP LLC, an affiliate of Citigroup Alternative Investments LLC (the Adviser) for $100,200 representing 10,020 Shares at $10 per Share. The Fund's registration with the Securities and Exchange Commission (the SEC) was declared effective on June 12, 2006. The Fund commenced operations on August 1, 2006.

         The preparation of the financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statement. Actual results could differ from these estimates. In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Fund that have not yet occurred. However, the Fund expects the risk of loss to be remote.

Note 2: Agreements

         The Trust entered into an investment advisory agreement (the Investment Advisory Agreement) on June 6, 2006 with the Adviser on behalf of the Fund, under which the Adviser is responsible, subject to the supervision of the Trust's Board of Trustees, for formulating a continuing investment program for the Fund. In addition, the Adviser is responsible for the supervision and ongoing responsibility of any sub-adviser that may be retained by the Fund. In consideration of the advisory and other services provided by the Adviser the Fund pays the Adviser an annualized fee of 0.75% of its net assets (the Management Fee). This fee is paid monthly. The Management Fee is paid out of and reduces the Fund's net assets.

         The Adviser has retained Spectrum Asset Management (Spectrum or the Sub-Adviser) as a sub-adviser having discretionary authority to engage in Fund portfolio transactions, including certain hedging and other derivative transactions, primarily relating to preferred securities (and limited to that portion of the Fund's portfolio designated to be invested in preferred securities, which presently is not expected to exceed 25%). The fee payable to Spectrum in consideration for its services as Sub-Adviser is paid by the Adviser at no cost to the Fund. That fee is paid monthly and amounts to 0.20% on an annualized basis of that portion of the Fund's net assets subject to Spectrum's discretionary management for the period.

         The Trust has retained U.S. Bancorp Fund Services, LLC (in this capacity, the Administrator) to provide certain administrative and investor services to the Trust. Under the terms of an administration agreement entered into between the Trust and the Administrator (the Administration Agreement), the Administrator is responsible, directly or through its agents, for, among other things: (1) computing and disseminating the net asset value of the Fund in accordance with the Declaration and Agreement of Trust of the Trust; (2) preparing the annual financial statements of the Trust, as well as quarterly reports regarding the Fund's performance and net asset value; and (3) performing additional services, as agreed upon, necessary in connection with the administration of the Trust and the Fund. The Administrator is paid a monthly Administrative Fee calculated as a percentage of the net assets of the Fund, which fee provides for "breakpoints" (or fee reductions) at increasing asset levels.

         U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the Custodian), serves as the custodian of the assets of the Trust, and may maintain custody of such assets with U.S. subcustodians and foreign custody managers (which may be banks, trust companies, securities depositories and clearing agencies), subject to policies and procedures approved by the Board of Trustees. The Custodian is paid a monthly custody fee calculated as a percentage of the net assets of the Fund.

         U.S. Bancorp Fund Services, LLC (in this capacity, the Transfer Agent) serves as transfer agent with respect to subscription monies received from prospective investors in advance of dates when Shares may be subscribed for and monies may be transmitted to the Trust. The Transfer Agent is also responsible for maintaining a list of shareholders and generally

CITIGROUP ALTERNATIVE INVESTMENTS                            SEMI-ANNUAL REPORT
TAX ADVANTAGED SHORT TERM FUND
-------------------------------------------------------------------------------


performing any actions related to the issuance, repurchase and transfer of Shares and accepting payment for Shares. The Transfer Agent serves as the Fund's dividend disbursing agent. In consideration of the transfer and escrow services provided by the Transfer Agent, the Fund pays the Transfer Agent a monthly fee based on the number of shareholder accounts serviced and related service fees.

Note 3: Organization and Offering Costs

       Offering expenses of $474,763 have been incurred. As the Fund has a continuous offering period, the offering expenses will be amortized to expense over twelve months on a straight-line basis beginning upon commencement of the Fund's operations, i.e., the first public sale of Shares. $120,000 of these offering expenses have been paid by the Adviser subject to reimbursement by the Fund.

       Organization costs of $5,516 have been borne by the Adviser and will not be borne by the Fund. In addition, certain other fees and expenses associated with organization of the Fund of $109,315 are contingent upon the Fund receiving subscriptions totaling $100 million. If $100 million of subscriptions is not achieved within 12 months and one day from the date of the initial public issuance of shares, the Fund will not be liable for these contingent fees and expenses.

Note 4: Semi-Annual Report Requirements

       The semi-annual report is for the period June 2, 2006 to June 30, 2006. The Statement of Operations, Statement of Changes in Net Assets, Schedule of Investments and Financial Highlights are not included in this semi-annual report. Since the Fund has not commenced operations, sufficient information is not available to complete these statements.

Note 5: Future Adoption of New Accounting Standards

       On July 13, 2006, the Financial Accounting Standards Board ("FASB") released FASB Interpretation No. 48 "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund's tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006 and is to be applied to all open tax years as of the effective date. At this time, management is evaluating the implications of FIN 48 and its impact on the financial statements has not yet been determined.






                                       2